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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                   -----------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  August 5, 1996


                               JP Foodservice, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



               Delaware                        0-24954                   52-1634568
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(State or other jurisdiction of            (Commission               (IRS Employer
incorporation)                             File Number)              Identification No.)





     9830 Patuxent Woods Drive, Columbia, Maryland                21046
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     (Address of principal executive offices)                   (Zip Code)
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       Registrant's telephone number, including area code:  410-312-7100





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ITEM 5.  OTHER EVENTS.

        The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.






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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                        JP FOODSERVICE, INC.


                                        By: /s/ Lewis Hay, III
                                            -------------------------
                                            Lewis Hay, III
                                            Senior Vice President and
                                            Chief Financial Officer


Date:  August 6, 1996





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                                                                    Attachment A

        JP Foodservice, Inc. Reports $.94 Recurring 1996 Fiscal Year EPS

        COLUMBIA, Md., Aug. 5/PRNewswire/ - JP Foodservice, Inc. (Nasdaq: JPFS) today reported operating results for its fourth quarter and fiscal year ended
June 29, 1996.

        Income from operations for the 1996 fourth quarter (after amortization charges of $.6 million) increased to $13.3 million, which represented a 22.2% increase over the 1995 fourth quarter. For the full fiscal year, income from operations increased to $38.9 million which represented an 18.0% increase over fiscal year 1995. Net sales for the 1996 fourth quarter increased by 12.2%
($36.3 million) to $333.8 million over the sales level in the 1995 quarter.
For the fiscal year ended June 29, 1996, net sales increased by 12.1% ($134.4 million) to $1.2 billion over fiscal year 1995.

        As a result of the operating income improvement and stable interest expense quarter over quarter, the Company reported earnings per share of $0.37 for the 1996 quarter, up 32.1% from the 1995 quarter. For the fiscal year ended
June 29, 1996, the Company reported earnings per common share of $0.88 ($0.94 before nonrecurring charges).

        Commenting on the fourth quarter results, Jim Miller, Chairman and Chief Executive Officer, stated, "We are extremely pleased to report not only the continuation of our sales growth of 12% for the fourth quarter, but also a growth in operating income for the year of 18% which exceeded this sales growth. We are also very excited about the additional growth expected from our pending acquisitions of Valley Industries, Inc., which will establish our presence in the rapidly growing Las Vegas market, and Arrow Paper Supply and Food Co. in Connecticut, which will increase our market share and strengthen our position in the New England market.

        To supplement this growth, we are continuing to explore other consolidation opportunities within the foodservice distribution industry. We are also continuing to invest in facility expansion with a $5 million expansion at our Allentown facility currently in progress.

        In light of our recent performance and the opportunities associated with our pending acquisitions, we are very excited about our prospects for the coming fiscal year."

        JP is a leading distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid Atlantic, Midwestern and Northeastern regions of the United States. JP markets and distributes approximately 28,000 national, private label and signature brand items to over 23,000 foodservice customers including restaurants, hotels, healthcare facilities, cafeterias and schools and employs over 2,500 foodservice professionals. JP's diverse customer base encompasses both independent and chain businesses, including Perkins Family Restaurants, Subway, Eurest Dining Services and Ruby Tuesday's.

                                     -more-
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                              JP FOODSERVICE, INC.

                              FINANCIAL HIGHLIGHTS
               (In thousands, except share and per share amounts)
                                  (Unaudited)

                                        Three Months Ended             Fiscal Years Ended
                                     --------------------------     ---------------------------
                                       July 1,         June 29,       July 1,         June 29,
                                        1995             1996          1995             1996
                                     ----------      ----------     -----------     -----------
Total sales ......................   $  297,449      $  333,771     $ 1,108,253     $ 1,242,676
Costs and expenses
  Cost of sales ..................      246,495         276,312         921,902       1,028,987
  Operating Expenses .............       39,520          43,585         150,428         172,478
  Amortization ...................          566             597           2,263           2,338
  Stock compensation .............           --              --             709              --

Total costs and expenses .........      286,581         320,494       1,075,302       1,203,803
Income from operations ...........       10,868          13,277          32,951          38,873

Interest expense .................        3,486           3,426          20,419          13,339
Nonrecurring charge ..............           --              --              --           1,517*

Income before income taxes and
  extraordinary charge ...........        7,382           9,851          12,532          24,017
Provision for income taxes .......        3,009           3,863           5,962           9,960
Extraordinary charge, net of
  tax ............................           --              --           4,590**            --

Net income .......................        4,373           5,988           1,980          14,057

Preference dividends .............           --              --             (40)             --

Net income applicable to
  common shareholders ............       $4,373          $5,988          $1,940         $14,057

Net income per common share:
  Net income .....................        $0.28           $0.37           $0.17           $0.88
  Extraordinary charge ...........           --              --            0.42              --
  Income before extraordinary
    charge .......................         0.28            0.37            0.59            0.88
  Nonrecurring charges ...........           --              --              --            0.06
Income per common share
    before extraordinary and
    non-recurring charges ........        $0.28           $0.37           $0.59           $0.94

Weighted average number of shares
  of common stock outstanding ....   15,740,820      16,025,138      11,122,343      15,964,626


- -------------------
 * Costs written-off (primarily special committee, legal and advisory fees) related to terminated merger discussions.

** Write-off of deferred financing costs related to recapitalization in November 1994.

SOURCE:  JP Foodservice, Inc.